UNIVERSAL TRAVEL GROUP
CORPORATE GOVERNANCE AND
NOMINATION COMMITTEE CHARTER

Committee Purpose and Responsibilities

1.  The Committee shall have the purpose and responsibilities to:

(a)	Make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof.

(b)
Identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and to select, or recommend to the Board, the nominees to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of shareholders.In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. In selecting or recommending candidates, the Committee shall take into consideration the criteria approved by the Board and such other factors as it deems appropriate. These factors may include judgment,skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee may consider candidates proposed by management, but is not required to do so.

(c)	Develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

(d)
In the case of a director nominee to fill a Board vacancy created by an increase in the size of the Board, make a recommendation to the Board as to the class of directors in which the individual should serve.

(e)
Identify Board members qualified to fill vacancies on any committee of the Board (other than the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

(f)	Establish procedures for the Committee to exercise oversight of the evaluation of the Board and management.

(g)	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, and to review those guidelines at least once a year.

(h)
To administer the Company’s Code of Business Conduct and Ethics, including applying and interpreting the code in specific situations and approving any waiver of provisions of the code for executive officers or directors.

(i)	Prepare and issue the evaluation required under “Performance Evaluation” below.

(j)	Report to the Board on a regular basis, and not less than once per year.

(k)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

(l)	Sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

Committee Structure and Operations

2.
The Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and the members of the Committee shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Each Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time. The Board may appoint members to fill any vacancies that arise on the Committee during the year. The members of the Committee shall meet the definition of "independence" in the listing standards of the National Association of Securities Dealers.

3.
Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Delegation to Subcommittee

4.
The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee, provided that the subcommittees are composed entirely of independent directors. Any such committee must have a committee charter.

Performance Evaluation

5.
The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

6.
 The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.  With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.